Exhibit 99.1
News Release
Weatherford Reports Third Quarter Results of $0.18 Per Share
Excludes After-Tax Gain of $0.01 Per Share
GENEVA, SWITZERLAND, October 18, 2010 — Weatherford International Ltd. (NYSE: WFT) today reported third quarter 2010 income of $132 million, or $0.18 per diluted share, excluding an after tax gain of $0.01 per diluted share. The excluded after tax gain includes the following items:
•	$90 million benefit for a fair value adjustment to the put option issued in connection with the TNK-BP acquisition;

•	$54 million charge, net of tax, for revisions to the company’s profitability estimates on project management contracts in Mexico due to severe curtailment of client spending and activity;

•	$14 million for severance and restructuring costs;

•	$7 million charge for premiums paid on a public bond tender; and

•	$3 million of costs in connection with our government investigations.
Third quarter diluted earnings per share reflect an increase of 100 percent over the third quarter of 2009 diluted earnings per share of $0.09, before severance, investigation costs and fair value adjustment for the put option.

Sequentially, the company’s third quarter diluted earnings per share, before charges and the fair value adjustment to the put option, were $0.07 higher than the second quarter of 2010 diluted earnings per share of $0.11, before severance, investigation costs and fair value adjustment for the put option.
Third quarter revenues were $2,534 million, or 18 percent higher than the same period last year, and four percent higher than the prior quarter. Segment operating income of $372 million improved 59 percent year-over-year and 21 percent sequentially. International revenues were down six percent versus the year ago quarter and down five percent versus the prior quarter. Latin America was the driver of the international decline with revenues decreasing 36 percent versus the year ago quarter and 18 percent versus the prior quarter, while Eastern Hemisphere revenues increased nine percent versus the year ago quarter and were essentially flat versus the prior quarter. North America revenue increased 77 percent versus the year ago quarter and grew 19 percent versus the prior quarter.
The North American land market and strong gains in Russia led to improved performance during the quarter. By product line artificial lift and drilling services product lines continued to provide superlative results. Sequential earnings growth the last three quarters lead the company to believe that the fourth quarter and 2011 will continue to show additional improvement. A return to improved market conditions in Mexico and the Middle East coupled with continued strength in North America, South America and Russia should drive improved results through 2011. The company expects earnings per share before excluded items of $0.23 in the fourth quarter and $1.30 in 2011. Expected improvements in Q4 should be nearly evenly split between North America and International markets, with a $0.01 offset for increased interest expense.

North America
Revenues for the quarter were $1,099 million, which is a 77 percent increase over the same quarter in the prior year and up 19 percent sequentially.
Operating income was $202 million compared to $33 million for the third quarter of 2009 and was up $72 million, or 56 percent, sequentially. The current quarter’s margins improved 430 basis points to 18.3%.
The strong gains onshore in the U.S. coupled with a seasonal recovery in Canada more than offset the weak Gulf of Mexico environment. The search for oil, unconventional gas and liquid-rich gas drove favorable North American results.
Middle East/North Africa/Asia
Third quarter revenues of $603 million were one percent higher than the third quarter of 2009 and flat as compared to the prior quarter. On a sequential basis, Iraq and Kuwait posted strong performances.
The current quarter’s operating income of $68 million decreased 33 percent as compared to the same quarter in the prior year and decreased 13 percent compared to the prior quarter as start-up expenses and operator delays impacted profitability.

Europe/West Africa/FSU
Third quarter revenues of $496 million were 23 percent higher than the third quarter of 2009 and two percent lower than the prior quarter. Approximately half of the year-over-year increase was due to our acquisition of TNK-BP’s oilfield service business in the third quarter of 2009. On a sequential basis, strong performance in Russia and the United Kingdom was offset by decreases in Norway and parts of Sub-Sahara Africa.
The current quarter’s operating income of $61 million was up 37 percent compared to the same quarter in the prior year and decreased three percent sequentially. Results included a $6 million one-time depreciation charge as a result of finalizing third-party valuations on the acquired TNK-BP assets.
Latin America
Third quarter revenues of $336 million were 36 percent lower than the third quarter of 2009 and 18 percent lower than the prior quarter. Consistent with the prior quarter, Mexico was the largest contributor to the sequential decline in revenue due to a decrease in volumes of project-based work. Both Brazil and Colombia posted strong operational results.
The current quarter’s operating income of $42 million declined 23 percent as compared to the same quarter in the prior year and increased ten percent compared to the prior quarter.
Improved Liquidity and Free Cash Flow
Recently, the company refinanced its revolving credit facility by combining its two existing revolvers to create a new $1.75 billion three-year facility. In addition, during the quarter it improved its liquidity position through the completion of a $1.4 billion debt offering and the launch of a $700 million tender offer. The company had $2.7 billion of cash and uncommitted revolver availability at quarter-end. In addition, free cash flow (measured by changes in net debt) was $85 million for the quarter, after payment of approximately $25 million in bond issuance costs and tender premiums. For the first nine months the company reduced net debt by $138 million and remains intent on continuing to improve the balance sheet.
Announcement of Intention to List on the Swiss Exchange
Weatherford also announced today that it intends to list its shares on the SIX Swiss Exchange Ltd. (“SIX”) in the fourth quarter of 2010. Listing on the SIX is subject to approval by the SIX. Weatherford’s shares will continue to be listed on the New York Stock Exchange and the NYSE Euronext.
In the first quarter of 2009, Weatherford began its redomiciliation to Switzerland, by reincorporating in Switzerland and moving the company’s principal executive offices from Houston, Texas to Switzerland.
The company’s pursuit of a Swiss listing is an opportunity to enhance Eastern Hemisphere investors’ awareness and knowledge of Weatherford, one of the world’s leading international oilfield services companies. While the company was fortunate to have a number of exchanges from which to choose, the company believes the SIX is the most complimentary fit given the company’s reincorporation in Switzerland, as well as Switzerland’s established presence as a major investment market. The listing should reinforce the company’s growing presence in the

Eastern Hemisphere, which is the source of a significant portion of the company’s current and anticipated future earnings.
Reclassifications and Non-GAAP
Non-GAAP performance measures and corresponding reconciliations to GAAP financial measures have been provided for meaningful comparisons between current results and results in prior operating periods.
Conference Call
The company will host a conference call with financial analysts to discuss the 2010 third quarter results on October 19, 2010 at 8:00 a.m. (CDT). The company invites investors to listen to a play back of the conference call and to access the call transcript at the company’s website, http://www.weatherford.com in the “investor relations” section.
Weatherford is a Swiss-based, multi-national oilfield service company. It is one of the largest global providers of innovative mechanical solutions, technology and services for the drilling and production sectors of the oil and gas industry. Weatherford operates in over 100 countries and employs over 53,000 people worldwide.
# # #

Contacts:	Andrew P. Becnel	+41.22.816.1502
Chief Financial Officer

	Karen David-Green	+1.713.693.2530
Vice President — Investor Relations

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, Weatherford’s prospects for its operations which are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in Weatherford International Ltd.’s reports and registration statements filed with the SEC, include the impact of oil and natural gas prices and worldwide economic conditions on drilling activity, the outcome of pending government investigations, the demand for and pricing of Weatherford’s products and services, domestic and international economic and regulatory conditions and changes in tax and other laws affecting our business. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary materially from those currently anticipated.

Weatherford International Ltd.
Consolidated Condensed Statements of Income
(Unaudited)
(In 000’s, Except Per Share Amounts)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2010	2009	2010	2009
Net Revenues:
North America	$1,098,757	$620,496	$2,910,744	$2,029,264
Middle East/North Africa/Asia	603,249	600,110	1,769,005	1,774,964
Europe/West Africa/FSU	495,800	404,390	1,456,275	1,138,201
Latin America	336,351	524,883	1,174,652	1,458,423

	2,534,157	2,149,879	7,310,676	6,400,852

Operating Income (Expense):
North America	201,516	33,259	443,204	155,586
Middle East/North Africa/Asia	68,197	101,943	229,002	359,522
Europe/West Africa/FSU	60,825	44,468	162,187	182,025
Latin America	41,612	54,343	110,675	232,319
Research and Development	(54,457)	(49,300)	(156,844)	(144,434)
Corporate Expenses	(41,969)	(44,272)	(131,821)	(124,705)
Revaluation of Contingent Consideration	90,011	27,368	448	27,368
Exit and Adjustments	(87,120)	(17,887)	(158,461)	(73,669)

	278,615	149,922	498,390	614,012

Other Income (Expense):
Interest Expense, Net	(99,318)	(90,285)	(290,376)	(274,846)
Bond Tender Premium	(10,731)	—	(10,731)	—
Devaluation of Venezuelan Bolivar	—	—	(63,859)	—
Other, Net	(12,277)	(11,046)	(35,681)	(28,456)

Income (Loss) Before Income Taxes	156,289	48,591	97,743	310,710

Benefit (Provision) for Income Taxes:
Benefit (Provision) for Operations	(27,409)	31,766	(57,389)	(12,867)
Provision for Legal Entity Reorganization	(7,890)	—	(7,890)	—
Benefit from Devaluation of Venezuelan Bolivar	—	—	23,973	—
Benefit from Exit and Adjustments	28,142	2,603	33,473	9,332

	(7,157)	34,369	(7,833)	(3,535)

Net Income (Loss)	149,132	82,960	89,910	307,175
Net Income Attributable to Noncontrolling Interest	(4,286)	(5,586)	(11,637)	(23,018)

Net Income (Loss) Attributable to Weatherford	$144,846	$77,374	$78,273	$284,157

Earnings (Loss) Per Share Attributable to Weatherford:
Basic	$0.19	$0.11	$0.11	$0.40
Diluted	$0.19	$0.11	$0.10	$0.40

Weighted Average Shares Outstanding:
Basic	745,502	724,114	742,192	707,621
Diluted	751,394	735,109	748,382	715,719

Weatherford International Ltd.
Selected Income Statement Information
(Unaudited)
(In 000’s)

	Three Months
	Ended
	9/30/2010	6/30/2010	3/31/2010	12/31/2009	9/30/2009
Net Revenues:
North America	$1,098,757	$921,443	$890,544	$736,443	$620,496
Middle East/North Africa/Asia	603,249	600,777	564,979	593,154	600,110
Europe/West Africa/FSU	495,800	505,774	454,701	478,259	404,390
Latin America	336,351	410,277	428,024	618,225	524,883

	$2,534,157	$2,438,271	$2,338,248	$2,426,081	$2,149,879

Operating Income (Expense):
North America	$201,516	$129,361	$112,327	$41,625	$33,259
Middle East/North Africa/Asia	68,197	78,009	82,796	82,452	101,943
Europe/West Africa/FSU	60,825	62,834	38,528	48,893	44,468
Latin America	41,612	37,984	31,079	49,271	54,343
Research and Development	(54,457)	(53,530)	(48,857)	(50,216)	(49,300)
Corporate Expenses	(41,969)	(42,732)	(47,120)	(48,990)	(44,272)
Revaluation of Contingent Consideration	90,011	(81,753)	(7,810)	(6,295)	27,368
Exit and Adjustments	(87,120)	(27,309)	(44,032)	(26,897)	(17,887)

	$278,615	$102,864	$116,911	$89,843	$149,922

Supplemental Information
(Unaudited)
(In 000’s)

	Three Months
	Ended
	9/30/2010	6/30/2010	3/31/2010	12/31/2009	9/30/2009
Depreciation and Amortization:
North America	$81,843	$81,040	$80,660	$83,658	$79,737
Middle East/North Africa/Asia	75,968	75,139	72,290	72,739	65,771
Europe/West Africa/FSU	58,847	52,058	48,958	50,376	44,864
Latin America	46,527	44,753	42,479	42,751	43,403
Research and Development	2,420	2,324	2,224	1,980	1,940
Corporate	3,491	2,943	2,781	2,197	2,194

	$269,096	$258,257	$249,392	$253,701	$237,909

We report our financial results in accordance with generally accepted accounting principles (GAAP). However, Weatherford’s management believes that certain non-GAAP performance measures and ratios may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. One such non-GAAP financial measure we may present from time to time is operating income or income from continuing operations excluding certain charges or amounts. This adjusted income amount is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for operating income, net income or other income data prepared in accordance with GAAP. See the table below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three months ended September 30, 2010, June 30, 2010, and September 30, 2009 and for the nine months ended September 30, 2010 and September 30, 2009. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP.
Weatherford International Ltd.
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(In thousands, except per share data)

	Three Months Ended					Nine Months Ended
	September 30,		June 30,	September 30,		September 30,	September 30,
	2010		2010	2009		2010	2009
Operating Income:
GAAP Operating Income	$278,615		$102,864	$149,922		$498,390	$614,012
Exit and Adjustments	87,120		27,309	17,887		158,461	73,669
Revaluation of Contingent Consideration	(90,011)		81,753	(27,368)		(448)	(27,368)

Non-GAAP Operating Income	$275,724		$211,926	$140,441		$656,403	$660,313

Income (Loss) Before Income Taxes:
GAAP Income (Loss) Before Income Taxes	$156,289		$(7,041)	$48,591		$97,743	$310,710
Exit and Adjustments	87,120		27,309	17,887		158,461	73,669
Revaluation of Contingent Consideration	(90,011)		81,753	(27,368)		(448)	(27,368)
Devaluation of Venezuelan Bolivar	—		—	—		63,859	—
Bond Tender Premium	10,731		—	—		10,731	—

Non-GAAP Income (Loss) Before Income Taxes	$164,129		$102,021	$39,110		$330,346	$357,011

Benefit (Provision) for Income Taxes:
GAAP Benefit (Provision) for Income Taxes	$(7,157)		$(16,207)	$34,369		$(7,833)	$(3,535)
Legal Entity Reorganization Charges	7,890		—	—		7,890	—
Devaluation of Venezuelan Bolivar	—		—	—		(23,973)	—
Exit and Adjustments	(28,142)		(2,888)	(2,603)		(33,473)	(9,332)

Non-GAAP Benefit (Provision) for Income Taxes	$(27,409)		$(19,095)	$31,766		$(57,389)	$(12,867)

Net Income (Loss) Attributable to Weatherford:
GAAP Net Income (Loss)	$144,846		$(26,564)	$77,374		$78,273	$284,157
Total Charges, net of tax	(12,412	)(a)	106,174 (b)	(12,084	)(c)	183,047 (d)	36,969 (e)

Non-GAAP Net Income	$132,434		$79,610	$65,290		$261,320	$321,126

Diluted Earnings (Loss) Per Share Attributable to Weatherford:
GAAP Diluted Earnings (Loss) per Share	$0.19		$(0.04)	$0.11		$0.10	$0.40
Total Charges, net of tax	(0.01	)(a)	0.15 (b)	(0.02	)(c)	0.25 (d)	0.05 (e)

Non-GAAP Diluted Earnings per Share	$0.18		$0.11	$0.09		$0.35	$0.45

Note (a):	This amount is comprised of (i) a $90 million gain for the revaluation of contingent consideration included as part of our acquisition of the Oilfield Services Division (“OFS”) of TNK-BP, (ii) a $54 million charge for revisions to our estimates in our project management contracts in Mexico and (iii) a $7 million charge for a premium paid on tendering a portion of our senior notes. We also incurred investigation costs in connection with on-going investigations by the U.S. government and severance charges associated with our restructuring activities. In addition, we incurred a tax charge of $8 million as a result of a legal entity reorganization initiative completed during the third quarter of 2010.

Note (b):	This amount is comprised of an $82 million charge for the revaluation of contingent consideration included as part of our OFS acquisition. We also incurred investigation costs in connection with on-going investigations by the U.S. government and severance charges associated with our restructuring activities.

Note (c):	This amount is comprised of a $27 million gain for the revaluation of contingent consideration included as part of our OFS acquisition. We also incurred investigation costs in connection with on-going investigations by the U.S. government and severance charges and facility closure costs associated with our restructuring activities.

Note (d):	This amount is comprised of (i) a $38 million charge related to our supplemental executive retirement plan that was frozen on March 31, 2010, (ii) a $40 million charge related to the devaluation of the Venezuelan Bolivar, (iii) a $54 million charge for revisions to our estimates in our project management contracts in Mexico and (iv) a $7 million charge for a premium paid on tendering a portion of our senior notes. We also incurred investigation costs in connection with on-going investigations by the U.S. government and severance charges associated with our restructuring activities. In addition, we incurred a tax charge of $8 million as a result of a legal entity reorganization initiative completed during the third quarter of 2010.

Note (e):	This amount represents investigation costs incurred in connection with on-going investigations by the U.S. government and costs related to our withdrawal from sanctioned countries. Also included are severance charges and facility closure costs associated with our reorganization activities.

Weatherford International Ltd.
Consolidated Condensed Balance Sheet
(Unaudited)
(In 000’s)

	September 30,	December 31,
	2010	2009
Current Assets:
Cash and Cash Equivalents	$951,382	$252,519
Accounts Receivable, Net	2,535,625	2,504,876
Inventories	2,493,289	2,239,762
Other Current Assets	1,203,868	1,143,449

	7,184,164	6,140,606

Long-Term Assets:
Property, Plant and Equipment, Net	6,931,216	6,991,579
Goodwill	4,141,972	4,156,105
Other Intangibles, Net	741,796	778,786
Equity Investments	537,505	542,667
Other Assets	347,790	256,440

	12,700,279	12,725,577

Total Assets	$19,884,443	$18,866,183

Current Liabilities:
Short-term Borrowings and Current Portion of Long-term Debt	$582,628	$869,581
Accounts Payable	1,200,627	1,002,359
Other Current Liabilities	984,857	924,948

	2,768,112	2,796,888

Long-term Liabilities:
Long-term Debt	6,694,963	5,847,258
Other Liabilities	434,843	423,333

	7,129,806	6,270,591

Total Liabilities	9,897,918	9,067,479

Shareholders’ Equity:
Weatherford Shareholders’ Equity	9,916,937	9,719,672
Noncontrolling Interest	69,588	79,032

Total Shareholders’ Equity	9,986,525	9,798,704

Total Liabilities and Shareholders’ Equity	$19,884,443	$18,866,183

Weatherford International Ltd.
Net Debt
(Unaudited)
(In 000’s)

Change in Net Debt for the Three Months Ended September 30, 2010:
Net Debt at June 30, 2010	$(6,410,797)
Operating Income	278,615
Depreciation and Amortization	269,096
Exit and Adjustments	87,120
Revaluation of Contingent Consideration	(90,011)
Capital Expenditures	(268,806)
Increase in Working Capital	(72,241)
Income Taxes Paid	(33,488)
Interest Paid	(145,057)
Acquisitions and Divestitures of Assets and Businesses, Net	49,088
Other	10,272

Net Debt at September 30, 2010	$(6,326,209)

Change in Net Debt for the Nine Months Ended September 30, 2010:
Net Debt at December 31, 2009	$(6,464,320)
Operating Income	498,390
Depreciation and Amortization	776,745
Exit and Adjustments	158,461
Revaluation of Contingent Consideration	(448)
Capital Expenditures	(717,557)
Increase in Working Capital	(168,593)
Income Taxes Paid	(257,605)
Interest Paid	(354,677)
Acquisitions and Divestitures of Assets and Businesses, Net	130,948
Other	72,447

Net Debt at September 30, 2010	$(6,326,209)

	September 30,	June 30,	December 31,
	2010	2010	2009
Components of Net Debt
Cash	$951,382	$222,783	$252,519
Short-term Borrowings and Current Portion of Long-Term Debt	(582,628)	(628,108)	(869,581)
Long-term Debt	(6,694,963)	(6,005,472)	(5,847,258)

Net Debt	$(6,326,209)	$(6,410,797)	$(6,464,320)

“Net Debt” is debt less cash. Management believes that Net Debt provides useful information regarding the level of Weatherford indebtedness by reflecting cash that could be used to repay debt.
Working capital is defined as accounts receivable plus inventory less accounts payable.